NEWS RELEASE for February 15, 2006

Contact: Dina Masi, CFO
         Integrated BioPharma, Inc
         888-319-6962
         d.masi@ibiopharma.com

     INTEGRATED BIOPHARMA ANNOUNCES THE EXPANSION OF ITS BOARD OF DIRECTORS WITH THE APPOINTMENT OF DR. VIDADI M. YUSIBOV TO ITS BOARD OF DIRECTORS

HILLSIDE, NEW JERSEY (February 15, 2006) -- Integrated BioPharma, Inc. (AMEX:INB) announced today the appointment of Dr. Vidadi M. Yusibov as a member of its Board of Directors. At their February 13 meeting, our current Directors increased the size of the Board from nine members to eleven and appointed Dr. Yusibov to fill one of the resulting vacancies.

Dr. Yusibov is an Executive Director of Fraunhofer USA Center for Molecular Biotechnology ("Fraunhofer USA") in Newark, Delaware. He has been involved in different aspects of plant molecular biology since 1985, including molecular farming, with a major focus on transgenic plants and plant viruses. He is recognized nationally and internationally as an expert in plant-based biopharmaceuticals development and has developed a broad network of academic and industrial contacts throughout the United States, Europe and Asia.

Before joining Fraunhofer USA Dr. Yusibov was an Assistant Professor at Thomas Jefferson University. His research focused on the development of plant virus-based expression systems that can be used for different applications, including production and delivery of vaccine antigens. He has been involved in the development of different expression platforms, including the thermotool-based system for production and delivery of vaccine candidates.

Dr. Yusibov has authored more than 30 publications in peer-reviewed journals, edited one of the first books on plant-based pharmaceuticals, written 7 chapters in various books, filed more than 20 patent applications, and given numerous guest lectures. Dr. Yusibov has been working with InB:Biotechnologies, Inc., a wholly owned subsidiary of INB, on the development of its novel, proprietary, plant-based platform for the production of vaccines, certain drugs and nutraceuticals.

"We are very pleased to have Dr. Yusibov join our Board. He is a key member of our team of experts in the research and development of our patented plant-based technology to produce vaccines and therapeutic antibodies and is a member of our Scientific Advisory Board", said E. Gerald Kay, CEO of INB. "His presence on the Board will give us the benefit of his extensive experience in molecular biology and plant biochemistry as we continue to validate and develop what we believe is important new technology in the vaccine area."

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About Integrated BioPharma Inc (INB)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.